Exhibit 3

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TOTAL ASIA ASSOCIATES PLT

(LLP0016837-LCA & AF002128)

A Firm registered with US PCAOB and Malaysian MIA

C-3-1, Megan Avenue 1, 189 Off Jalan Tun Razak,

50400 Kuala Lumpur, Malaysia.

Tel: (603) 2733 9989

To the Shareholders and Board of Directors of Free Share X-Change Limited

OMC Offices, Babrow Building,

The Valley, Al – 2640,

Anguilla, BWI.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Free Share X-Change Limited (the ‘Company’) as of March 31, 2019 and 2018, and the related statements of income, stockholders’ equity, and cash flows for the year ended of March 31, 2019 and 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended March 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2018.

/s/ Total Asia Associates PLT
TOTAL ASIA ASSOCIATES PLT

Kuala Lumpur, Malaysia
February 18, 2020

F-2

FREE SHARE X-CHANGE LIMITED (ANGUILLA)

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2019, and March 31, 2019

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As of	As of
	September 30, 2019	March 31, 2019
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash in hand and bank	5,618	8,188
Other receivable and prepayment	605	2,603
Account receivable	120	672
Total Current Assets	6,343	11,463

NON-CURRENT ASSETS
Plant and equipment, net	36,105	42,118

	36,105	42,118

TOTAL ASSETS	$42,448	$53,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Other payables and accrued liabilities	278,135	151,207
Deferred revenue	38,500	86,250
Account payable	-	-
Total Current Liabilities	316,635	237,457

TOTAL LIABILITIES	$316,635	$237,457

STOCKHOLDERS’ EQUITY
Share capital	15	15
Accumulated other comprehensive income	7,967	3,544
Accumulated losses	(282,169)	(187,435)
TOTAL STOCKHOLDERS’ DEFICIT	$(274,187)	$(183,876)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,448	$53,581

See accompanying notes to consolidated financial statements.

F-3

FREE SHARE X-CHANGE LIMITED (ANGUILLA)

CONDENSED CONSOLIDATED STATEMENT OF OPERATION AND COMPREHENSIVE INCOME

For the six months ended September 30, 2019 and 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the six months ended	For the six months ended
	September 30, 2019	September 30, 2018
	(Unaudited)	(Unaudited)

REVENUE	70,750	50,000

COST OF REVENUE	(30,212)	-

GROSS PROFIT	40,538	50,000

OTHER INCOME	6	97

GENERAL AND ADMINISTRATIVE EXPENSES	(135,278)	(227)

(LOSS)/PROFIT BEFORE INCOME TAX	(94,734)	49,870

INCOME TAX PROVISION	-	-

NET (LOSS)/PROFIT	(94,734)	49,870

OTHER COMPREHENSIVE INCOME:
-Foreign exchange translation adjustment	4,423	-

TOTAL COMPREHENSIVE (LOSS)/PROFIT	(90,311)	49,870

See accompanying notes to condensed consolidated financial statements.

F-4

FREE SHARE X-CHANGE LIMITED (ANGUILLA)

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the six months ended September 30, 2019

(Currency expressed in United States Dollars (“US$”))

	COMMON STOCK
	Number of Shares	Amount	ACCUMULATED LOSSES	ACCUMULATEDOTHER COMPREHENSIVE INCOME/(LOSS)	TOTAL EQUITY
Balance as of March 31, 2019 (Audited)	101	$15	$(187,435)	$3,544	$(183,876)
Other comprehensive income	-	-	-	4,423	$4,423
Net loss for the six months	-	-	$(94,734)	-	$(94,734)
Balance as of September 30, 2019	101	$15	$(282,169)	$7,967	$(274,187)

See accompanying notes to condensed consolidated financial statements.

See accompanying notes to consolidated financial statements

F-5

FREE SHARE X-CHANGE LIMITED (ANGUILLA)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

For the six months ended September 30, 2019 and 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	For the six months ended	For the six months ended
	September 30, 2019	September 30, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(94,734)	$49,870
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,807
Changes in operating assets and liabilities:
Other receivable and prepayment	1,998	(12,000)
Other payables and accrued liabilities	126,928	(194)
Account receivable	552
Deferred revenue	(47,750)
Net cash generated from/(used in) operating activities	(8,199)	37,676

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash used in investing activities	-	1
Investing in subsidiaries	-	1

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash provided by financing activities	-	-

Effect of exchange rate changes on cash and cash equivalents	5,629	97

Net increase in cash and cash equivalents	(2,570)	37,774
Cash and cash equivalents, beginning of year	8,188	2,175
CASH AND CASH EQUIVALENTS, END OF YEAR	$5,618	$39,949

See accompanying notes to condensed consolidated financial statements.

F-6

FREE SHARE X-CHANGE LIMITED (ANGUILLA)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended September 30, 2019 and 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

1.	DESCRIPTION OF BUSINESS AND ORGANIZATION

Free Share X-Change Limited is an Anguilla limited liability company which incorporated on December 17, 2013. For purposes of consolidated financial statement presentation, Free Share X-Change Limited and its subsidiary are herein referred to as “the Company” or “we”. The Company is a business whose planned principal operations are to provide software development, Information technology consultancy and managed services.

On September 1, 2018, the Company acquired 100% interest in Vtrade Technology Sdn Bhd, a private limited liability company incorporated in Malaysia, resulting in the latter becoming a wholly-owned subsidiary company of the Company.

Details of the Company’s subsidiary:

	Company name	Place and date of incorporation	Particulars of issued capital	Principal activities

1.	Vtrade Technology Sdn Bhd	Malaysia, July 12, 2018	2 shares of ordinary share of MYR 1 each	Software development, Information technology consultancy and managed services

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Basis of consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiary. All inter-company accounts and transactions have been eliminated upon consolidation.

Use of estimates

Management uses estimates and assumptions in preparing these consolidated financial statements in accordance with US GAAP. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities in the balance sheet, and the reported revenue and expenses during the periods reported. Actual results may differ from these estimates.

Revenue recognition

The Company follows the guidance of Accounting Standards Codification (ASC) 606, Revenue from Contracts. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients.

The Company derives its revenue from provision of software development, Information technology consultancy and managed services. The services are billed on a fixed-fee basis.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, For the period ended September 30, 2019, the Company incurred a net loss of $94,734 and has generated revenue of $70,750. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date that the financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon improving its profitability and the continuing financial support from its shareholders. Management believes the existing shareholders or external financing will provide the additional cash to meet the Company’s obligations as they become due. No assurance can be given that any future financing, if needed, will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, if needed, it may contain undue restrictions on its operations, in the case of debt financing, or cause substantial dilution for its stock holders, in the case of equity financing.

F-7

FREE SHARE X-CHANGE LIMITED (ANGUILLA)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended September 30, 2019 and 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

Cost of revenue

Cost of revenue includes the cost of software development and related services.

Cash and cash equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation and impairment loss, if any. Depreciation is calculated on straight line basis to write off the cost of plant and equipment over their expected useful lives at the following annual rates:

Computer hardware	33%
Computer software	20%

Expenditures for maintenance and repairs are expenses as incurred.

F-8

FREE SHARE X-CHANGE LIMITED (ANGUILLA)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended September 30, 2019 and 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the Condensed Consolidated Statements of Operations and Comprehensive Income

The reporting currency of the Company is United States Dollars (“US$”) and the accompanying financial statements have been expressed in US$. In addition, the Company’s subsidiary in Malaysia maintains their books and record in their local currency, Ringgits Malaysia (“RM”) which is functional currency as being the primary currency of the economic environment in which the entity operates.

In general, for consolidation purposes, assets and liabilities of its subsidiaries whose functional currency is not US$ are translated into US$, in accordance with ASC Topic 830-30, “Translation of Financial Statement”, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses resulting from translation of financial statements of foreign subsidiary are recorded as a separate component of accumulated other comprehensive income within the statements of stockholders’ equity.

Translation of amounts from RM into US$1 and CNY into US$1 has been made at the following exchange rates for the respective periods:

As of and for the six months ended September 30,
2019

Six months-end RM : US$1 exchange rate	4.1889
Year-average RM : US$1 exchange rate	4.1553
Six months-end CNY : US$1 exchange rate	6.9829
Year-average CNY : US$1 exchange rate	6.8995

Source of currency rate: https://www.x-rates.com/

Fair value of financial instruments

The carrying value of the Company’s financial instruments: cash and cash equivalents, and accounts payable and approximate their fair values because of the short-term nature of these financial instruments.

The Company also follows the guidance of the ASC Topic 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”), with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy that prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of such any pronouncements may be expected to cause a material impact on its financial condition or the results of its operations, as follow:

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in “Revenue Recognition (Topic 605)”, and requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. In August 2015, the FASB issued an Accounting Standards Update to defer by one year the effective dates of its new revenue recognition standard until annual reporting periods beginning after December 15, 2017 (2018 for calendar-year public entities) and interim periods therein. Management is currently assessing the impact of the adoption of ASU 2014-09 and has not determined the effect of the standard on our ongoing financial reporting.

F-9

FREE SHARE X-CHANGE LIMITED (ANGUILLA)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended September 30, 2019 and 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and 2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The amendments in this ASU are effective for fiscal years beginning after December 15, 2019, including interim periods within those years. The Company is evaluating this ASU and has not determined the effect of this standard on its ongoing financial reporting.

In September 2017, the FASB has issued ASU No. 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments.” The amendments in ASU No. 2017-13 amends the early adoption date option for certain companies related to the adoption of ASU No. 2014-09 and ASU No. 2016-02. Both of the below entities may still adopt using the public company adoption guidance in the related ASUs, as amended. The effective date is the same as the effective date and transition requirements for the amendments for ASU 2014-09 and ASU 2016-02.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This amendment was effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The adoption of ASU No. 2017-01 did not have a material impact on the Company’s financial position, results of operations and liquidity.

In September 2017, the FASB has issued ASU No. 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments.” The amendments in ASU No. 2017-13 amends the early adoption date option for certain companies related to the adoption of ASU No. 2014-09 and ASU No. 2016-02. Both of the below entities may still adopt using the public company adoption guidance in the related ASUs, as amended. The effective date is the same as the effective date and transition requirements for the amendments for ASU 2014-09 and ASU 2016-02.

In February 2018, the FASB has issued ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220), which allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. Consequently, the amendments eliminate the stranded tax effects resulting from the Tax Cuts and Jobs Act and will improve the usefulness of information in financial statement. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company has analyzed the consequences of such adoption and has not determined the effect of this standard on its ongoing financial reporting.

In August 2018, the FASB has issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements of Fair Value Measurement. This amendment modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits, with the primary purpose to improve the effectiveness of disclosures in the notes to financial statements by facilitating clear communication of the information required by US GAAP. The amendments in this update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019.

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

Off-Balance Sheet Arrangements

As of September 30, 2019, we have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

F-10

FREE SHARE X-CHANGE LIMITED (ANGUILLA)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended September 30, 2019 and 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

3.	PLANT AND EQUIPMENT

	As of	As of
	September 30, 2019	March 31, 2019

Computer software and hardware	47,610	47,618
Accumulated depreciation	(11,505)	(5,500)
Plant and equipment, net	36,105	42,118

Depreciation expense for the six months ended September 30, 2019 were $4,807, respectively. The depreciation expenses for the six months ended March 31, 2019 is $5,492.

4.	SHARE CAPITAL

Common stock

On December 17, 2013, the founder of the Company, Mr. Loke Che Chan, Gilbert subscribed 1 share of common stock of the Company at a par value of $0.14 per share for the Company’s initial working capital.

On August 7, 2018, Mr. Chai Kok Leong purchased 50 shares of common stock of the Company at a par value of $0.14 per share for the Company’s initial working capital. On the same day, Mr. Joson Yeo Hung Kwang also purchased 50 shares of common stock of the Company at a par value of $0.14 per share for the Company’s initial working capital.

F-11

FREE SHARE X-CHANGE LIMITED (ANGUILLA)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended September 30, 2019 and 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

5.	OTHER PAYABLES AND ACCRUED LIABILITIES

	As of	As of
	September 30, 2019	March 31, 2018

Accrued professional fee	19,966	19,966
Others accrued fee	19,866	19,866
Other payable	238,303	111,375
Total other payables and accrued liabilities	278,135	151,207

As of September 30, 2019, other payable of $238,303 represents advance receipt from non-trade third party for working capital. The amount due are unsecured, interest free, with no fixed repayment term.

6.	INCOME TAXES

For the six months ended September 30, 2019, the local (United States) and foreign components of income/(loss) before income taxes were comprised of the following:

	For the six months ended	For the six months ended
	September 30, 2019	September 30, 2018

Tax jurisdictions from:
-Local	$-	$-
-Foreign, representing
- Malaysia	(123,052)	(335,347)
-Anguilla	28,318	146,363
Loss before income tax	$(94,734)	$(188,984)

F-12

FREE SHARE X-CHANGE LIMITED (ANGUILLA)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended September 30, 2019 and 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

6.	INCOME TAXES (continue)

The provision for income taxes consisted of the following:

	For the six months ended	For the six months ended
	September 30, 2019	September 30, 2018
Current:
-Local	$-	$-
-Foreign	-	-
Deferred:
-Local	-	-
-Foreign	-	-

Income tax expense	$-	$-

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company has subsidiary that operate in Malaysia that is subject to taxes in the jurisdictions in which it operates, as follows:

Anguilla

Under the current laws of the Anguilla, Free Share X-Change Limited is registered as an international business company which governs by the International Business Companies Act of Anguilla and there is no income tax charged in Anguilla.

Malaysia

Vtrade Technology Sdn Bhd is subject to Malaysia Corporate Tax, which is charged at the statutory income rate range from 18% to 24% on its assessable income.

F-13

FREE SHARE X-CHANGE LIMITED (ANGUILLA)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended September 30, 2019 and 2018

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

7.	DEFERRED REVENUE

For service contracts where the performance obligation is not completed, deferred revenue is recorded for any payments received in advance of the performance obligation.

Deferred revenue at September 30, 2019 and March 31, 2019 is classified as liabilities and totalled:

	As of	As of
	September 30, 2019	March 31, 2019
	(Unaudited)	(Audited)
Deferred revenue	$38,500	$86,250
	$38,500	$86,250

Changes in deferred revenue were as follows at September 30, 2019 and 2018:

	For the six months ended	For the six months ended
	September 30, 2019	September 30, 2018
Deferred revenue, beginning of the period	86,250	-
Advance receipt of services fee	10,000	-
Performance obligation satisfied	(57,750)	-
Deferred revenue, end of the period	$38,500	$-

8.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after September 30, 2019 up through the date of February 18, 2020, the Company issued audited consolidated financial statements in accordance with ASC Topic 855, “Subsequent Events”, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. During this period, there was no subsequent event that required recognition or disclosure.

F-14